EXHIBIT 99.1

Align Technology Creates Integrated Product, Innovation and Marketing Organization Optimized for Align Digital Platform and Continuous Pace of Innovation

  Raj Pudipeddi to lead new organization which adds IT, R&D to his existing responsibilities
  Sreelakshmi Kolli to lead software engineering as well as global IT
  Zelko Relic to fully focus on future technologies and digital innovation strategy, and lead the exocad integration as CTO

SAN JOSE, Calif., March 10, 2020 (GLOBE NEWSWIRE) -- Align Technology, Inc. (Align) (Nasdaq: ALGN) today announced the creation of a combined product innovation and marketing organization to further extend its lead in digital orthodontics and dentistry by enabling greater organizational speed, agility and impact across customer channels and consumers. The new Product, Innovation, and Marketing organization led by Raj Pudipeddi, Align senior vice president and chief marketing, product and business development officer, will combine IT and R&D with Product Management and Global Marketing under one integrated organization responsible for the entire product lifecycle, from customer insights and ideation, to product innovation designing delightful customer and consumer experiences on the Align digital platform, to commercialization and go-to-market strategy. Sreelakshmi Kolli, Align senior vice president, global information technology, will continue to lead IT and also take the lead for end-to-end software engineering as part of this new organization, reporting to Mr. Pudipeddi and continuing to serve on the executive management committee. Zelko Relic, Align senior vice president and chief technology officer, will fully focus on future technologies and digital innovation strategies, as well as cyber security. He will also lead the integration of exocad after the anticipated closing of Align’s acquisition in the second quarter of 2020.

Commenting on today’s announcement, Align Technology President and CEO Joe Hogan said, “As the leader in digital orthodontics, innovation has always been a fundamental part of who we are as a company. Our passion for innovation drives us to develop new products, technologies, and services that expand the market for our doctor customers and transform the smiles of millions of consumers worldwide. Our industry continues to evolve rapidly based on new technologies and digitally focused business models that provide doctors and consumers with more choices and higher expectations for treatment options that combine quality, speed, convenience, and affordability. As the market leader, it’s imperative that Align continues to organize and adapt ahead of change and lead this evolution. This new structure will allow Zelko and his team to stay focused on our future technology investments, while the creation of a single Product, Innovation and Marketing organization under Raj’s leadership will speed delivery of new innovations and give us an invaluable view of the entire lifecycle of product innovation and adoption.”

About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Align Technology	Zeno Group
Madelyn Homick	Sarah Johnson
(408) 470-1180	(828) 551-4201
mhomick@aligntech.com	sarah.johnson@zenogroup.com